Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-102970, 333-110690, 333-12909, 333-30355, 333-113222, 333-145055) and on Form S-8 (Nos. 333-162882, 333-162883, 333-162884, 333-162885, 333-162886, 033-112421, 333-121089, 333-134281, 333-153542, 333-162007, 333-87077, 333-30331, 333-57111, 333-91440, 333-105567) of Merck & Co., Inc. (previously Schering-Plough Corporation) of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting for noncontrolling interests, described in Note 2, as to which the date is May 15, 2009, relating to the financial statements of Merck & Co., Inc. (renamed Merck Sharp & Dohme Corp.), which appears in this Current Report on Form 8-K/A dated November 18, 2009.
/S/PRICEWATERHOUSECOOPERS LLP
Florham Park, NJ
November 13, 2009